CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF TRUST

OF

FRANKLIN MONEY FUND

The undersigned certifies that:

1.         The name of the statutory trust is Franklin Money Fund (the “Statutory Trust”).

2.         The amendment to the Certificate of Trust of the Statutory Trust set forth below (the “Amendment”) has been duly authorized by the Board of Trustees of the Statutory Trust:

The First Article of the Certificate of Trust is hereby amended to read as follows:

FIRST:  The name of the statutory trust formed hereby is Franklin U.S. Government Money Fund.

3.         This Certificate of Amendment to the Certificate of Trust of the Trust shall become effective on November 1, 2015.

4.         This Amendment is made pursuant to the authority granted to the Trustees of the Statutory Trust under Section 3810(b) of the Delaware Statutory Trust Act and pursuant to the authority set forth in the governing instrument of the Statutory Trust.

IN WITNESS WHEREOF, the undersigned, being a Trustee of the Statutory Trust, has duly executed this Certificate of Amendment this 28th day of August, 2015.

/s/RUPERT H. JOHNSON, JR.

Rupert H. Johnson, Jr., Trustee

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